Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (Form S-8 No. 333-28483, Form S-8 No. 333-90353, Form S-8 No. 333-54786, Form S-8 No. 333-54784, Form S-8 No. 333-108838, Form S-4 No. 333-135569, Form S-3 No. 333-99067, Form S-3 No. 333-99063, Form S-3 No. 333-95487, Form S-3 No. 333-111174, Form S-3 No. 333-110939, Form S-3 No. 333-86654, Form S-3 No. 333-122456, Form S-3 No. 333-119469 and Form S-3 No. 333-124922) of Health Care Property Investors, Inc. of our report dated August 4, 2006 relating to the financial statements of CNL Retirement Corp. which appears in the Current Report on Form 8-K of Health Care Property Investors, Inc. dated August 4, 2006.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
August 4, 2006